EXHIBIT 10.4

FURTHER AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This FURTHER AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made and entered into as of this 23rd day of October, 2013 (the “Commencement Date”), by and between RenaissanceRe Holdings Ltd. (the “Company”), and Jeffrey D. Kelly (“Employee”).
W I T N E S S E T H :
WHEREAS, the Company and Employee are presently parties to the Prior Employment Agreement;
WHEREAS, the Compensation and Corporate Governance Committee of the Board of Directors of the Company has approved a standard form of agreement for use in connection with the Company’s senior executive officers, substantially in the form hereof; and
WHEREAS, the Company desires to enter into this further amended and restated employment agreement embodying the terms of Employee’s continued employment with the Company (this “Agreement”) following the Commencement Date, and Employee desires to enter into this Agreement and to accept such continued employment, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:
Section 1.Definitions.
(a)    “2004 Plan” shall have the meaning set forth in Section 8(d)(vii) below.
(b)    “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of Employee’s termination of employment; (ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy, including amounts due under Section 7 hereof, to the extent incurred prior to termination of employment; (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms therein, including rights in respect of Awards granted under the Equity Plans; and (iv) rights to indemnification pursuant to Section 12 below.
(c)    “Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person.
(d)    “Agreement” shall have the meaning first set forth above.
(e)    “Annual Bonus” shall have the meaning set forth in Section 4(b) below.
(f)    “Awards” shall mean any stock options, restricted stock, or other stock-based awards granted to Employee at any time under the Equity Plans, including any such awards granted prior to the Commencement Date.

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(g)    “Base Salary” shall mean the salary provided for in Section 4(a) or any increased salary granted to Employee pursuant to Section 4(a) below.
(h)    “Board” shall mean the Board of Directors of the Company.
(i)    “Cause” shall mean (i) a material act or acts of willful misconduct by Employee in connection with Employee’s employment duties; (ii) misappropriation by Employee of the assets or business opportunities of the Company or its Affiliates, (iii) embezzlement or fraud committed by Employee, at his direction, or with his prior personal knowledge; (iv) Employee’s conviction of, or plea of guilty or nolo contendere to, the commission of a criminal act that would constitute a felony in the United States of America; or (v) Employee’s willful, material and continuous breach of any of the provisions set forth in Sections 3, 9, or 11 of this Agreement.
(j)    “Change in Control” shall have the meaning ascribed to such term in the Company’s 2001 Stock Incentive Plan, as amended and restated.
(k)    “Code” shall mean the United States Internal Revenue Code of 1986, as amended.
(l)    “Commencement Date” shall have the meaning set forth in the preamble hereto.
(m)    “Compensation Committee” shall mean the Compensation and Corporate Governance Committee of the Board.
(n)    “Company” shall have the meaning set forth in the preamble hereto, except as otherwise expressly set forth herein.
(o)    “Competitive Activities” shall mean any business activities in which the Company or any of its Affiliates are engaged (or have committed plans to engage) during the Term of Employment, or following termination of Employee’s employment hereunder, were engaged in (or had committed plans to engage in) at the time of such termination of employment.
(p)    “Confidential Information” shall have the meaning set forth in Section 9(a) below.
(q)    “Developments” shall have the meaning set forth in Section 9(e) below.
(r)    “Direct Supervisor” shall mean the person to which the Employee directly reports and who supervises the Employee’s work on a regular basis.
(s)    “Disability” shall mean any physical or mental disability or infirmity that has prevented the performance of Employee’s duties for a period of ninety (90) consecutive calendar days or one hundred eighty (180) non-consecutive calendar days in any three hundred sixty-five (365) day period. Any question as to the existence, extent or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee

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(which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(t)    “Employee” shall have the meaning set forth in the preamble hereto.
(u)    “Equity Plans” shall mean the stock option and incentive plans adopted and maintained by the Company from time to time.
(v)    “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.
(w)    “Good Reason” shall mean, without Employee’s consent, (i) an adverse change in Employee’s employment title; (ii) a material diminution in Employee’s employment duties, responsibilities or authority, or the assignment to Employee of duties that are materially inconsistent with his position; (iii) any reduction in Employee’s Base Salary; (iv) a relocation of Employee’s principal place of employment to a location more than 35 miles further from his current principal residence than the location at which Employee was employed immediately preceding such change; or (v) any breach by the Company of any material provision of this Agreement.
(x)    “Interfering Activities” shall mean (i) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, as agent of, or a service provider to, the Company or any Affiliate thereof to terminate (or, in the case of an agent or service provider, reduce) such Person’s employment, agency or service, as the case may be, with the Company or such Affiliate; (ii) hiring any Person who was employed by, an agent of, or a service provider to, the Company or any Affiliate thereof within the six (6) month period prior to the date of such hiring; or (iii) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any customer, supplier, licensee or other business relation of the Company or any Affiliate thereof to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or such Affiliate.
(y)    “Losses” shall have the meaning set forth in Section 12(a) below.
(z)    “Non-Competition Consideration” shall have the meaning set forth in Section 1(aa)(ii) below.
(aa)    “Non-Competition Period” shall mean the period commencing on the Prior Commencement Date and:

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(i)    in the case of Employee’s termination of employment hereunder for any reason other than pursuant to Section 8(f) or (h) below, ending on the twelve (12) month anniversary of the date of such termination; or
(ii)    in the case of Employee’s termination of employment hereunder pursuant to Section 8(f) or (h) below, ending on the date of such termination; provided, however, that the Company may elect to extend the Non-Competition Period up to an additional twelve (12) months following the date of such termination by providing Employee written notice of such election within five (5) business days following such termination specifying the applicable period of extension, in which case, Employee shall be entitled to receive an amount equal to his then-current Base Salary, prorated to the extent the Company has elected to extend the Non-Competition Period for less than twelve (12) months (such amount, so prorated, as applicable, the “Non-Competition Consideration”), payable as follows:  (A) an amount equal to seventy-five percent (75%) of the Non-Competition Consideration shall be paid in substantially equal installments over the Non-Competition Period, in accordance with the Company’s regular payroll practices, and (B) an amount equal to twenty-five percent (25%) of the Non-Competition Consideration shall be paid in a lump sum upon the expiration of the Non-Competition Period, subject in the case of both (A) and (B) to Employee’s compliance during such period with the terms and conditions of Section 9 of this Agreement.
(bb)    “Non-Extension Notice” shall have the meaning set forth in Section 2 below.
(cc)    “Non-Interference Period” shall mean the period commencing on the Commencement Date and ending on the twelve (12) month anniversary of Employee’s termination of employment hereunder for any reason.
(dd)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(ee)    “Prior Commencement Date” shall mean July 6, 2009.
(ff)    “Prior Employment Agreement” shall mean the amended and restated employment agreement between the Company and Employee, dated June 10, 2009, as amended January 8, 2010 and April 5, 2013.
(gg)    “Release of Claims” shall have the meaning set forth in Section 8(i) below.
(hh)    “Restricted Area” shall mean (i) Bermuda, (ii) any State of the United States of America, (iii) the Republic of Ireland, (iv) the Republic of Singapore, and (v) any other jurisdiction in which the Company or its Affiliates engage (or have committed plans to engage) in business during the Term of Employment, or following termination of Employee’s employment were engaged in (or had committed plans to engage in) at the time of such termination of employment.

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(ii)    “Retirement” shall mean a termination of employment by Employee without Good Reason on or following the later of the first date on which the sum of Employee’s age and years of service (in each case measured on a daily basis) with the Company equals 65 and (y) the date on which Employee has first completed five years of service with the Company.
(jj)     “Severance Term” shall mean the twelve (12) month period following the date of Employee’s termination due to Disability, by the Company without Cause, by the Employee with Good Reason, or from any Non-Extension Notice from the Company.
(kk)    “Term of Employment” shall mean the period specified in Section 2 below.
Section 2.    Acceptance and Term of Employment.
The Company agrees to continue to employ Employee and Employee agrees to continue to serve the Company on the terms and conditions set forth herein. Unless earlier terminated pursuant to Section 8 hereof, the Term of Employment is the period which commenced on the Prior Commencement Date and continues until the first (1st) anniversary of the Commencement Date; provided, however, that the Term of Employment shall be extended automatically, without further action by either the Company or Employee, by one (1) additional year first on such anniversary of the Commencement Date, and on each subsequent anniversary of the Commencement Date thereafter, unless, not less than thirty (30) days prior to the end of the Term of Employment (including any prior extension thereof), either the Company or Employee shall have notified the other in writing of its intention not to further extend the Term of Employment (a “Non-Extension Notice”).
Section 3.    Position, Duties and Responsibilities; Place of Performance.
(a)    Employee shall have such duties and responsibilities as specified by the person to which the Employee directly reports and who supervises the Employee’s work on a regular basis. These duties and responsibilities may be modified from time to time and as are consistent with the Employee’s position.
(b)    Subject to the terms and conditions set forth in this Agreement, Employee shall devote his full business time, attention, and efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or its subsidiaries, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in subsections (i), (ii) and (iii) shall be limited by Employee so as not to interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

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(c)    Employee’s principal place of employment shall be at the Company’s principal executive offices in Hamilton, Bermuda, although Employee understands and agrees that he may be required to travel from time to time for business reasons.
Section 4.    Compensation. During the Term of Employment, Employee shall be entitled to the following compensation, subject to such withholding and other employee deductions as may be required by law:
(a)    Base Salary. The Company shall pay Employee a base salary at a rate to be determined by the Company’s Board, upon recommendation of the Direct Supervisor, or if such Direct Supervisor is not an officer of the Company, an officer of the Company. Salary and bonuses shall be payable in accordance with the normal payment procedures of the Company.
(b)    Annual Bonus. Employee shall be eligible for an annual cash incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term of Employment (the “Annual Bonus”). The actual Annual Bonus payable in respect of each fiscal year shall be based upon the level of achievement of performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Employee. The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company, but in no event later than two and one-half (2-½) months following the end of the fiscal year to which such Annual Bonus relates.
(c)    Equity Plans. Employee shall be eligible to participate in the Equity Plans and may receive Awards, as determined by the Compensation Committee from time to time, and subject to the terms and conditions of the Equity Plans and any Award agreement between the Company and Employee evidencing such Awards.
(d)    Special Treatment of Certain Equity Awards Upon a Change in Control. Upon the occurrence of a Change in Control, provided Employee remains employed by the Company through the date of such Change in Control, all Awards consisting of restricted stock that as of their date of grant were subject to both service- and performance-based vesting requirements shall immediately fully vest based on target level attainment of the performance goals applicable to such Awards, or if greater, based on pro-forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year immediately preceding the year in which such Change in Control occurred.
Section 5.    Employee Benefits and Perquisites.
(a)    Employee Benefits. During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement, and other benefits generally provided to other senior executives of the Company from time to time, including use of the Company’s airplane in accordance with such policies as may be established by the Compensation Committee from time to time. Employee shall also be entitled to the same number of holidays, vacation and sick days as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.
(b)    Perquisites. During the Term of Employment, the Company shall provide Employee with customary perquisites for housing, automobile and other expenses, subject to

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applicable policies of the Company as approved from time to time by the Compensation Committee.
Section 6.     “Key-man” Insurance.
At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to reasonably cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information reasonably required by the insurance company, and executing all necessary documents, provided that no financial obligation or liability is imposed on Employee by any such documents.
Section 7.    Reimbursement of Business Expenses.
Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all such reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy, as in effect from time to time.
Section 8.    Termination of Employment.
(a)    General. The Term of Employment shall terminate upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Employee with or without Good Reason, or (v) upon the close of business on the last day of the Term of Employment (as provided in Section 2 above). Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Board in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its Affiliates.
(b)    Termination due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:
(i)    The Accrued Obligations;
(ii)    Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;
(iii)    In the case of any termination as a result of Employee’s Disability, an amount equal to seventy-five percent (75%) of Employee’s then-current Base Salary,

EXHIBIT 10.4

such amount to be paid in substantially equal installments over the Severance Term, in accordance with the Company’s regular payroll practices;
(iv)    In the case of any termination as a result of Employee’s Disability, upon the expiration of the Severance Term, and subject to Employee’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to twenty-five percent (25%) of Employee’s then-current Base Salary;
(v)    A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination; and
(vi)    (A) Vesting, as of the date of Employee’s termination, of all Awards, other than Awards that as of their date of grant were subject to both service- and performance-based vesting requirements, (B) all Awards that as of their date of grant were subject to both service- and performance-based vesting requirements shall remain outstanding through the last day of the applicable performance periods, without regard for the termination of Employee’s employment, and shall vest (or fail to vest and be forfeited) based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Employee remained employed through all applicable service vesting periods; provided, however, the eligibility for continued vesting based on performance shall immediately cease, and all Awards shall be forfeited, in the event that Employee violates any provision of the restrictive covenants set forth herein, and (C) any Awards that are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the first anniversary of the date of Employee’s termination.
Notwithstanding the foregoing, the payments and benefits described in clauses (ii) through (vi) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event Employee breaches any provision of Section 9 hereof.
Except as set forth in this Section 8(b), following Employee’s termination by reason of his death or Disability, Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(c)    Termination by the Company for Cause.
(i)    A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Employee shall be given not less than fifteen (15) days’ written notice by the Board of the intention to terminate his employment for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Employee shall have fifteen (15) days after the date that such written notice has been given to Employee in which to cure such act or acts or failure or failures to act, to the extent such cure is possible. If he fails to cure such act or acts or failure or failures to act,

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the termination shall be effective on the date immediately following the expiration of the fifteen (15) day notice period. If cure is not possible, the termination shall be effective on the date of receipt of such notice by Employee.
(ii)    In the event the Company terminates Employee’s employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee’s employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(d)    Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:
(i)    The Accrued Obligations;
(ii)    Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred;
(iii)    An amount equal to seventy-five percent (75%) (or if such termination occurs within one year following a Change in Control, one hundred fifty percent (150%)) of the sum of Employee’s then-current Base Salary and Annual Bonus (determined using the greater of (A) the target Annual Bonus for the fiscal year in which such termination occurs and (B) the actual Annual Bonus for the fiscal year in which such termination occurs), such amount to be paid in substantially equal installments over the Severance Term in accordance with the Company’s regular payroll practices;
(iv)    Upon the expiration of the Severance Term, and subject to Employee’s compliance during such period with the terms and conditions of this Agreement, a lump sum amount equal to twenty-five percent (25%) (or if such termination occurs within one year following a Change in Control, fifty percent (50%) of the sum of Employee’s then-current Base Salary and Annual Bonus (determined using the greater of (A) the target Annual Bonus for the fiscal year in which such termination occurs and (B) the actual Annual Bonus for the fiscal year in which such termination occurs);
(v)    A pro rata Annual Bonus (determined using the target Annual Bonus for the fiscal year in which such termination occurs) based on the number of days elapsed from the commencement of such fiscal year through and including the date of such termination, such amount to be paid within five (5) business days of such termination;
(vi)    To the extent permitted by applicable law and without penalty to the Company, (A) continuation of the health benefits provided to Employee and his covered dependants under the Company health plans as of the date of such termination at the same cost applicable to active employees until the earlier of: (1) the expiration of the

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Severance Term, or (2) the date Employee commences employment with any Person, and (B) following the expiration of the continuation period in (A) above, to the extent permitted by the Company’s health care insurance provider and to the extent such coverage would not result in a material increase in the premium cost to the Company or its Affiliates, Employee shall be entitled to continue participating in the Company’s (or, in the discretion of the Company, an Affiliate’s) health plans (as in effect from time to time) in respect of Employee and his covered dependents, at Employee’s sole expense and availability of coverage in accordance with the policies of the insurance provider, until the earliest to occur of (x) the date Employee (or a covered dependent, as applicable) attains age 65; provided, that, in the event that a covered dependent turns 65, Employee’s ability to maintain coverage under the Company’s or Affiliate’s health plans shall only terminate with respect to Employee’s covered dependent, (y) the date on which Employee (or a covered dependent, as applicable) becomes eligible to receive coverage under any other health plan provided by a new employer; provided, that, in the event that a covered dependent receives coverage under any other such health plan, Employee’s ability to maintain coverage under the Company’s or Affiliate’s health plans shall only terminate with respect to such covered dependent, and (z) the date on which Employee breaches any of the terms of this Agreement; and
(vii)    (A) Vesting, as of the date of such termination, of all Awards, other than (1) Awards under the Company’s 2004 Stock Option Incentive Plan (as the same may have been amended or supplemented) (the 2004 Plan”), the vesting of which shall continue to be governed by the terms of the 2004 Plan and any related grant agreement, and (2) Awards that as of their date of grant were subject to both service- and performance-based vesting requirements, which shall remain outstanding through the last day of the applicable performance periods, without regard for the termination of Employee’s employment, and shall vest (or fail to vest and be forfeited) based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Employee remained employed through all applicable service vesting periods; provided, however, the eligibility for continued vesting based on performance shall immediately cease, and all Awards shall be forfeited, in the event that Employee violates any provision of the restrictive covenants set forth herein, and (B) any Awards that are stock options shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the six-month anniversary of the date of Employee’s termination.
Notwithstanding the foregoing, the payments and benefits described in subsections (ii) through (vii) above shall immediately cease, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision hereof.
Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(e)    Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written

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notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event. During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the date immediately following the expiration of the fifteen (15) day notice period, and Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject to the same terms and conditions as described in Section 8(d) above. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(f)    Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. Upon a termination of employment by Employee without Good Reason under this Section 8(f), Employee shall be entitled only to the Accrued Obligations and, if applicable, the Non-Competition Consideration; provided, however, that if such termination is a Retirement, subject to Employee’s continued compliance with the provisions of Section 9 hereof, (A) any Awards that are stock options and that have been held by Employee for at least one year at the time of Retirement (1) and that are unvested at the date of Employee’s termination shall continue to vest as if Employee had remained employed through the applicable vesting period, and (2) shall remain outstanding until the earliest of (x) exercise, (y) the expiration of the original term, and (z) the second anniversary of the later of the date of Employee’s termination and the actual vesting date, and (B) any Awards that as of their date of grant were subject to both service- and performance-based vesting requirements shall remain outstanding through the last day of the applicable performance period, without regard for the termination of Employee’s employment, and shall vest (or fail to vest and be forfeited) based on the level of actual attainment of performance goals at such time or times as would have been the case had the service vesting provisions continued to apply and Employee remained employed through all applicable service vesting period; provided, however, the eligibility for continued vesting based on performance shall immediately cease, and all Awards shall be forfeited, in the event that Employee violates any provision of the restrictive covenants set forth herein.
In the event of termination of Employee’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of Employee’s termination and still have it treated as a termination by Employee without Good Reason (and as a Retirement if applicable). Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement, and Employee shall have no further obligations to the Company, except as set forth in Sections 8(j), 9, 10, 12(c) and 13 hereof.
(g)    Expiration of the Term of Employment following a Non-Extension Notice by the Company. Upon the delivery of a Non-Extension Notice by the Company to Employee, Employee’s employment shall terminate upon the close of business of the last day of the Term of Employment. Upon such expiration of the Term of Employment, Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause, it being agreed that Employee’s right to any such payments and benefits shall be subject

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to the same terms and conditions as described in Section 8(d) above. Following such termination of Employee’s employment upon expiration of the Term of Employment, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(h)    Expiration of the Term of Employment following a Non-Extension Notice by Employee. Upon the delivery of a Non-Extension Notice by Employee to the Company, Employee’s employment shall terminate upon the close of business of the last day of the Term of Employment. Upon such expiration of the Term of Employment, Employee shall, in addition to the Non-Competition Consideration, if applicable be entitled to:
(i)    The Accrued Obligations; and
(ii)    Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, such amount to be paid at the same time it would otherwise be paid to Employee had no such termination occurred.
Following such termination of Employee’s employment upon expiration of the Term of Employment, except as set forth in this Section 8(h), Employee shall have no further rights to any compensation or any other benefits under this Agreement.
(i)    Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to this Section 8 (other than the Accrued Obligations), Employee and the Company shall have executed mutual general releases in the form as is reasonably agreed to by the Company and Employee, and any waiting periods contained in such release shall have expired. Such release, if required by the Company, shall be delivered to Employee within ten (10) business days following the termination of Employee’s employment hereunder, and the Company’s failure to deliver such release to Employee within such ten (10) business day period shall constitute a waiver of such requirement. Assuming a timely delivery of the release by the Company, if Employee fails to execute such release on or prior to the Release Expiration Date, Employee shall not be entitled to any payments or benefits pursuant to this Section 8 (other than the Accrued Obligations). Notwithstanding anything herein to the contrary, in any case where the date of Employee’s termination and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Employee that are treated as deferred compensation for purposes of Section 409A of the Code shall be made in the later taxable year. For purposes of this Agreement, “Release Expiration Date” means the date that is twenty-one (21) days following the date upon which the Company timely delivers to Employee the release contemplated herein, or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
(j)    Post-Termination Cooperation. Following any termination of Employee’s employment for any reason, Employee shall reasonably cooperate with the Company to assist with existing or future investigations, proceedings, litigations or examinations involving the Company or any Affiliates. For each day, or part thereof, that Employee provides assistance to the Company as contemplated hereunder, the Company shall pay Employee an amount equal to

EXHIBIT 10.4

(x) divided by (y), where (x) equals the sum of Base Salary and target Annual Bonus as in effect on the date of Employee’s termination of employment, and (y) equals 200. In addition, upon presentment of satisfactory documentation, the Company will reimburse Employee for reasonable out-of-pocket travel, lodging and other incidental expenses he incurs in providing such assistance. Employee shall not be required to travel to Bermuda to provide any assistance contemplated hereunder, but if requested by the Company, shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.
(k)    Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 8 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.” Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
Section 9.    Restrictive Covenants. Employee acknowledges and agrees that (A) the agreements and covenants contained in this Section 9 are (i) reasonable and valid in geographical and temporal scope and in all other respects, and (ii) essential to protect the value of the Company’s business and assets, and (B) by his employment with the Company, Employee will obtain knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. For purposes of this Section 9, references to the Company shall be deemed to include its Affiliates.
(a)    Confidential Information. Except as directed or authorized by the Company, Employee agrees that he will not, at any time during or after the Term of Employment, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company or any of its divisions, subsidiaries or affiliates, which he may have learned in connection with his employment hereunder. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean any information that Employee knows to be confidential or proprietary. Employee’s obligation under this Section 9(a) shall not apply to any information which (i) is known publicly; (ii) is in the public domain or hereafter enters the public domain without the fault of Employee; (iii) is known to Employee prior to his receipt of such information from the Company, as evidenced by written records of Employee or (iv) is hereafter disclosed to Employee by a third party not under an obligation of confidence to the Company. Employee agrees not to remove from the premises of the Company, except as an employee of the Company in pursuit of the business of the Company or except as specifically permitted in writing by the Board, any document or other object containing or reflecting any such confidential information. Employee recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole exclusive property of the Company. Upon termination of his

EXHIBIT 10.4

employment hereunder, Employee shall forthwith deliver to the Company all such confidential information, including without limitation all lists of customers, correspondence, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of the Company or its subsidiaries or affiliates, and no copy of any such confidential information shall be retained by him.
(b)    Non-Competition. Employee covenants and agrees that during the Non-Competition Period, Employee shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any Person (other than the Company), that engages in any Competitive Activities within the Restricted Area. Notwithstanding anything herein to the contrary, this Section 9(b) shall not prevent Employee from acquiring as an investment securities representing not more than three percent (3%) of the outstanding voting securities of any publicly-held corporation or from being a passive investor in any mutual fund, hedge fund, private equity fund or similar pooled account so long as Employee’s interest therein is less than three percent (3%) and he has no role in selecting or managing investments thereof.
(c)    Non-Interference. During the Non-Interference Period, Employee shall not, directly or indirectly, for his own account or for the account of any other Person, engage in Interfering Activities.
(d)    Return of Documents. In the event of the termination of Employee’s employment for any reason, Employee shall deliver to the Company all of (i) the property of the Company, and (ii) the documents and data of any nature and in whatever medium of the Company, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.
(e)    Works for Hire. Employee agrees that the Company shall own all right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Term of Employment, whether or not during regular working hours, provided they either (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (ii) result from or relate to any work performed for the Company; or (iii) are developed through the use of Confidential Information and/or Company resources or in consultation with Company personnel (collectively referred to as “Developments”). Employee hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Employee agrees to assist the Company, at the Company’s expense (but for no other consideration of any kind), to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Employee hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Employee. In addition, and not in contravention of any of the foregoing, Employee acknowledges that all

EXHIBIT 10.4

original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USC Sec. 101). To the extent allowed by law, this includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights.” To the extent Employee retains any such moral rights under applicable law, Employee hereby waives such moral rights and consents to any action consistent with the terms of this Agreement with respect to such moral rights, in each case, to the full extent of such applicable law. Employee will confirm any such waivers and consents from time to time as requested by the Company.
(f)    Blue Pencil. If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 9 unenforceable, the other provisions of this Section 9 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.
Section 10.    Breach of Restrictive Covenants.
Without limiting the remedies available to the Company, Employee acknowledges that a breach of any of the covenants contained in Section 9 hereof may result in material irreparable injury to the Company or its subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 9 hereof, restraining Employee from engaging in activities prohibited by Section 9 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 9 hereof. Notwithstanding any other provision to the contrary, both the Non-Competition Period and the Non-Interference Period shall be tolled during any period of violation of any of the covenants in Section 9(b) or (c) hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against Employee or another Person with whom Employee is affiliated if it is ultimately determined that Employee was in breach of such covenants.
Section 11.    Representations and Warranties of Employee.
Employee represents and warrants to the Company that:
(a)    Employee’s employment will not conflict with or result in his breach of any agreement to which he is a party or otherwise may be bound;
(b)    Employee has not violated, and in connection with his employment with the Company will not violate, any non-solicitation, non-competition or other similar covenant or agreement of a prior employer by which he is or may be bound; and

EXHIBIT 10.4

(c)    In connection with Employee’s employment with the Company, he will not use any confidential or proprietary information that he may have obtained in connection with employment with any prior employer.
Section 12.    Indemnification
(a)    Indemnification. The Company shall defend, hold harmless and indemnify Employee to the fullest extent permitted by Bermuda law, as currently in effect or as it may hereafter be amended, from and against any and all damages, losses, liabilities, obligations, claims of any kind, costs, interest or expense (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) that may be incurred or suffered by Employee in connection with or arising out of his service with the Company or its Affiliates (whether prior to or following the date hereof), subject only to the provisions of subsection (b) below.
(b)    Exceptions to Right of Indemnification. No indemnification shall be made under this Section 12 in respect of the following:
(i)    Losses relating to the disgorgement remedy contemplated by Section 16 of the Exchange Act;
(ii)    Losses arising out of a knowing violation by Employee of a material provision of this Section 12 or any other agreement to which Employee is a party with the Company or its Affiliates; and
(iii)    Losses arising out of a final, nonappealable conviction of Employee by a court of competent jurisdiction for a knowing violation of criminal law.
Moreover, the Company shall not effect any advances, or advance any costs, relating to any proceeding (or part thereof) initiated by Employee unless the initiation thereof was approved by the Board, or as may be approved or ordered by a competent tribunal.
(c)    Prepayment of Expenses. Unless Employee otherwise elects via written notice to the Company, expenses incurred in defending any civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of a written affirmation of Employee’s good faith belief that his conduct does not constitute the sort of behavior that would preclude his indemnification under this Section 12 and Employee furnishes the Company a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to be indemnified by the Company under this Section 12.
(d)    Continuation of Indemnity. All agreements and obligations of the Company contained in this Section 12 shall continue during the period in which Employee is employed by the Company and shall continue thereafter so long as Employee shall be subject to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that Employee was employed by the Company.

EXHIBIT 10.4

(e)    Indemnification Hereunder Not Exclusive. The indemnification and prepayment of expenses provided by this Section 12 is in addition to and shall not be deemed exclusive of any other right to which Employee may be entitled under the Company’s Memorandum of Association, the Company’s By-Laws, any agreement, any vote of shareholders or disinterested directors, Bermuda law, any other law (common or statutory) or otherwise. Nothing contained in this Section 12 shall be deemed to prohibit the Company from purchasing and maintaining insurance, at its expense, to protect itself or Employee against any expense, liability or loss incurred by it or him, whether or not Employee would be indemnified against such expense, liability or loss under this Section 12; provided, that the Company shall not be liable under this Section 12 to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Employee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. In the event the Company makes any indemnification payments to Employee and Employee is subsequently reimbursed from the proceeds of insurance, Employee shall promptly refund such indemnification payments to the Company to the extent of such insurance reimbursement.
Section 13.    Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.
Section 14.    Mitigation; Set Off.
The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by Employee to the Company or its Affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and, except as provided in Section 8(d)(vi) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.
Section 15.    Delay in Payment.
Notwithstanding any provision in this Agreement to the contrary, any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of section 409A(a)(2)(B)(i) of the Code. On the earliest date on which such payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Employee, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.
Section 16.    Successors and Assigns; No Third-Party Beneficiaries.
(a)    The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require in a writing

EXHIBIT 10.4

delivered to Employee any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place. The Company may make no other assignment of this Agreement or its obligations hereunder.
(b)    Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee or, if there be no such designee, to Employee’s estate.
(c)    No Third-Party Beneficiaries. Except as otherwise set forth in Section 8(b) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, its Affiliates, and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
Section 17.    Waiver and Amendments.
Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 18.    Severability.
If any covenants or other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 19.    Governing Law.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BERMUDA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH COUNTRY.
Section 20.    Notices.
(a)    Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as

EXHIBIT 10.4

herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.
(b)    Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, or (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.
Section 21.    Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 22.    Entire Agreement.
This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee following the Commencement Date. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Employment Agreement. Prior to the Commencement Date the Prior Employment Agreement shall remain in full force and effect.
Section 23.    Survival of Operative Sections.
Upon any termination of Employee’s employment, the provisions of Section 8 through Section 24 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
Section 24.    Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.
*    *    *
[Signatures to appear on the following page.]

EXHIBIT 10.4

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
RENAISSANCERE HOLDINGS LTD.

/s/ Kevin J. O’Donnell
By:     Kevin J. O’Donnell
Title:    Chief Executive Officer

EMPLOYEE

/s/ Jeffrey D. Kelly
Jeffrey D. Kelly